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                                                                    Exhibit 99.1

 Alliance Resources Plc & LaTex Resources, Inc. Announce Completion of Merger


TULSA, Okla., April 30 -- Alliance Resources Plc, which is traded on the London Stock Exchange, and LaTex Resources, Inc. (Nasdaq: LATX) today announced the completion of the merger of LaTex with a wholly-owned subsidiary of Alliance.

As a result of the Merger, after giving effect to a 40-to-1 reverse stock split of the Alliance shares, each LaTex shareholder at the close of business on April 30, 1997, will receive 0.85981 of a new Alliance share for each share of LaTex Common Stock then held, 2.58201 new Alliance shares for each share of LaTex Series A stock then held, 6.17632 new Alliance shares for each share of LaTex Series B stock then held, and a warrant to purchase 0.85981 of a new Alliance share for each share of LaTex Common Stock subject to warrants issued by LaTex then held.

Alliance has also issued new Alliance shares, convertible loan notes and warrants to LaTex's bank in payment of certain fees and in exchange for an overriding royalty interest held by the bank. As a result of the merger and related transactions, Alliance has outstanding approximately 31,052,603 new Alliance shares, warrants to purchase up to 3,138,946 new Alliance shares and convertible loan notes convertible into 1,078,125 new Alliance shares.

After the close of business on April 30, 1997, no transfer of LaTex shares will be effected. As soon as practicable, a letter of transmittal will be mailed to all holders of Latex shares to be used by those holders in surrendering to the transfer agent of Alliance their stock certificates representing LaTex shares and to receive in exchange certificates representing new Alliance shares. The new Alliance shares will be listed on the London Stock Exchange under the symbol "ARS." Quotations for the new Alliance shares are anticipated to be available in the daily US edition of the Financial Times. Investors may place orders for the purchase or sale of the shares through most licensed broker dealers in the US.

The merger and related transactions are intended to create an oil and gas exploration, development and production company with greater opportunity for growth through domestic acquisitions and participation in foreign concessions than either of the companies could achieve separately. Management of Alliance intends to focus particularly on the opportunities in the United States, the former Soviet Union and the Middle East.

SOURCE Latex Resources, Inc.